Exhibit 10.1

EXECUTION COPY

LICENSE AND COMMERCIALIZATION AGREEMENT

           This License and Commercialization Agreement (“Agreement”) is made as of September 11, 2009 (the “Effective Date”), by and between ALR TECHNOLOGIES, INC., a Nevada corporation having its principal office at 3350 Riverwood Pkwy., Suite 1900, Atlanta, Georgia 30339 (“ALRT”), and PARI RESPIRATORY EQUIPMENT, INC., a Delaware corporation having its principal office at 2943 Oak Lake Boulevard, Midlothian, Virginia 23112 (“PARI”).

RECITALS

A. PARI is engaged in the business of developing, manufacturing, and distributing medical devices (the “PARI Business”).

B. ALRT is in possession of certain technical information and proprietary software and technologies relating to certain medical administration reminders and monitoring that help optimize a medication's intended therapeutic benefit by improving compliance.

C. PARI has an established sales network that promotes and markets medical devices to physicians (the “PARI Network”) and ALRT would like to increase its sales and expand its technology applications through the PARI Network.

D. ALRT is willing to grant PARI an exclusive license to ALRT’s Intellectual Property Rights (as hereinafter defined) on the terms and conditions set forth herein, in order for PARI to further exploit such ALRT’s Intellectual Property Rights in the development and commercialization of Products (as hereinafter defined). ALRT is further willing to assist PARI with marketing the Products.

AGREEMENT

           NOW, THEREFORE, in consideration of the covenants, agreements, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

           For purposes of this Agreement:

           Section 1.1                      Section 1.1Aspen” shall mean Damedco S.A., Girardot 1449, (C1427AKE), Capital Federale, Republica Argentina, manufacturers of "Aspen" products, including the "Aspen" nebuliser~~.~~

           Section 1.2                      “Affiliate” of a party to this Agreement shall mean any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party.

           Section 1.3                      “CHC Unit” shall mean ALRT’s device that reminds patients to take medication or treatments at each prescribed time of day and monitors patient compliance.  For purposes of this Agreement, the CHC Unit shall include the device currently referred to as the “Constant Health Companion” as well as any subsequent generation products based thereon or otherwise including the Intellectual Property Rights, including any improvements thereto.

           Section 1.4                      “Connectivity” shall mean ALRT’s connection technology and materials that allows interoperability between a particular medical device and/or system and the CHC Unit and Software.

           Section 1.5                      “Intellectual Property Rights” means all of ALRT’s proprietary rights, privileges and priorities provided under federal, state, foreign and multi-national law related to the Connectivity, the CHC Unit and the Software, which may be necessary or useful for the research, design, development, testing, use, manufacture or sale of “Products” as hereinafter defined including, without limitation, all:

(i)	(A)
patents, patent applications, inventions, discoveries, machines, manufacturers, compositions or matter, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or patentable, specifically including the Patent Rights (as hereinafter defined);

(B)           copyrights and works of authorship, including all computer applications, programs, software, hardware, files, mask works, compilations, databases, documentation and related items, specifically including presentation materials, scientific papers, or other works relating to the Products;

(C)           trademarks, service marks, trade names, domain names, URLs, e-mail addresses, brand names, corporate names, logos and trade dress and the good will of any business symbolized thereby (as hereinafter defined);

(D)           trade secrets, know-how, drawings, lists and other proprietary, non-public or confidential information, documents or other materials in any media;

(ii)
all registrations, applications, recordings and other legal protections or rights related to any of the foregoing, and all rights to sue and recover damages and obtain appropriate injunctive relief for past and future infringement, dilution, misappropriation, violation or breach of such rights; and

(iii)	all improvements to any of the foregoing.

Provided that notwithstanding the foregoing PARI shall have no  access or  rights to or interest in any patient data transmitted from any CHC Unit using the Connectivity  for the purpose of manipulating or otherwise dealing with or exploiting such data, such rights being reserved exclusively to ALRT or its assignees.

           Section 1.6                      “Monitoring” shall mean ALRT’s subscription-based remote monitoring service for use with the Products and any improvements thereon, consisting of the base monitoring service (“Option 1”) and the premium monitoring service pursuant to which another person will perform the 30 minute monthly monitoring for the subscribing physician (“Option 2”).

           Section 1.7                      “Patent Rights” shall mean all of the following related to the Connectivity, the CHC Unit and the Software, which may be necessary or useful for the research, design, development, testing, use, manufacture or sale of “Products” as hereinafter defined:

(a)	United States and foreign patents and patent applications listed in Schedule 1;

(b)	United States and foreign patents issued from the applications listed in Schedule 1 and from divisionals and continuations of these applications;

(c)	United States continuation-in-part applications and foreign continuation-in-part applications, and the resulting patents, based on the United States and foreign applications listed in Schedule 1;

      (d)   any reissues of United States and foreign patents described in (a), (b), or (c) above.

           Section 1.8                      Section 1.8“PGB Medical” shall mean PGB Medical LLC, a Delaware limited liability company, whose address is 1160 South Michigan Avenue, Unit #4203, Chicago, Illinois 60605.

           Section 1.9                      “Products” means aerosolized liquid medication delivery devices and/or systems and any improvements thereon that:

(a)	are manufactured by using a process, or is otherwise covered by, in whole or in part, the Intellectual Property Rights;

(b)	are derived, in whole or in part, from the Intellectual Property Rights; or

(c)	are sold, manufactured or used in any country under this Agreement.

           Section 1.10                    “Software” shall mean any type of computer code (whether in object code or source code form), databases and their data, files, algorithms, notes, flow charts, diagrams, authoring tools, development environments and other materials, and all documentation, including user and technical manuals, related to the Connectivity, the CHC Unit, the Monitoring or the Products.

           Section 1.11                    “Trial Period” shall mean the period commencing on the Effective Date of this Agreement and ending on the earlier to occur of (i) the date of the Initial Order (as defined in Section 3.12) for CHC Units by PARI and (ii) the expiration of six (6) months from the Effective Date.

ARTICLE 2
EFFECTIVE DATE AND TERM

           Section 2.1                      Effective Date. This Agreement shall be effective as of the Effective Date first set forth above.

           Section 2.2                      Term. This Agreement and the license granted herein shall become effective as of the Effective Date and shall remain in effect until the later of (i) the last to expire patent included in the Patent Rights, or (ii) eighteen  (18) years, unless otherwise terminated hereunder (the “Term”).

ARTICLE 3
GRANT OF LICENSE AND OBLIGATIONS OF THE PARTIES

           Section 3.1                      Grant of License.  Subject to the terms and conditions of this Agreement, ALRT grants to PARI and its Affiliates an exclusive (subject to Section 3.2), sublicensable (subject to Section 3.5), transferable (subject to Section 3.5), royalty-free right and license under ALRT’s Intellectual Property Rights for the purpose of promoting, assembling, making, having made, researching, testing, reproducing, modifying, using, supporting, selling, distributing, having sold, offering for sale, marketing, promoting, importing, exporting, displaying, distributing, commercializing or otherwise disposing of the Products on a worldwide basis. PARI shall be entitled to sublicense, assign, or transfer the rights granted herein subject to Section 3.5 below.  Notwithstanding the foregoing, the parties acknowledge and agree that PARI does not have the right to use the Connectivity, or any Intellectual Property Rights associated therewith, for use with medical devices or systems not manufactured by or on behalf of PARI.

(a)
License Territory.  The license granted to PARI pursuant to this Section 3.1 extends worldwide.  Notwithstanding the foregoing, both PARI and ALRT acknowledge that the Patent Rights identified on Schedule 1 specifically cover the corresponding country(ies) noted thereon.

(b)	Patent Prosecution and Maintenance.

(i)
Patent Rights in Protection Countries.  During the term of this Agreement ALRT shall take all steps necessary to apply for, seek issuance of, and maintain during the term of this Agreement, Patent Rights for the Products in the countries set forth in Schedule 2 attached hereto and incorporated by reference herein (the “Protection Countries”); provided, however, that ALRT shall not be required to file for the Patent Rights in the countries listed on Schedule 2 (except for the United States) until the expiration of the Trial Period and PARI has not terminated this Agreement prior to the end of the Trial Period.  Prior to filing for a Patent Right in a country listed on Schedule 2, PARI and ALRT agree to review PARI’s commercialization plan for such country to ensure PARI plans to commercialize.  In the event PARI does not yet have a commercialization plan for the Products in a country listed on Schedule 2, no filing for a Patent Right will then be required in that country.  However, PARI may nevertheless request ALRT to file for a Patent Right without a current commercialization plan, upon which time PARI and ALRT shall split the costs of filing for a Patent Right in that country until such time as PARI finalizes its commercialization plan for that country and ALRT shall then cover all associated costs.  Such filing for a Patent Right will not need to take place immediately, but must proceed in a manner and within a time period to ensure rights are not lost based on priority of related US applications (for example, filing at least a PCT patent application with the US Receiving Office within one year of the filing of the US application and subsequent filing of national applications within 30 months of the filing of the US application).  Following such filings for a Patent Right, PARI shall be responsible for 50% of all maintenance fees related to the Patent Rights in such other countries for the period from the issuance of such Patent Rights in a country listed on Schedule 2 until the commercial launch of the Products by, or on behalf of, PARI in such country.  The prosecution, filing and maintenance of all Patent Rights for Products in the Protection Countries shall be the primary responsibility of ALRT.  ALRT shall keep PARI timely advised with respect to the progress and status of such Patent Rights and shall supply to PARI copies of all material correspondence and papers received in connection therewith.  ALRT shall take all steps to provide such correspondence to and advise PARI in a timely manner in order to permit PARI to comment on all actions before they are taken by patent counsel.  Any additional countries that PARI agrees with ALRT to be included in Schedule 2 in accordance with (b)(ii) below, and the Patent Rights therein, shall be governed by the terms and conditions of this Agreement.  All final decisions with respect to prosecution of the Patent Rights shall be reasonably made by ALRT, taking into account PARI’s comments.  Notwithstanding anything to the contrary in this Agreement, if PARI reasonably believes that ALRT may fail to make any required payments or take any action required for the preparation, filing, prosecution or maintenance of the Patent Rights within a reasonable time, PARI shall provide ALRT with written notice of such deficiency.  If ALRT fails to take the required action within 30 days of the date of such notice, PARI shall have the right to thereafter make any such required payments or take any such required action and ALRT shall promptly reimburse PARI for any costs and expenses incurred with respect to the foregoing.

(ii)
Additional Countries.  The parties may, by mutual written agreement, amend Schedule 2 from time to time during the term of this Agreement to add additional countries to the list of Protection Countries as (i) ALRT applies for protection in such additional countries, and (ii) needed by the parties for commercialization of Products.  In the event that PARI proposes that one or more countries be added to the list of Protection Countries in Schedule 2 and ALRT fails or refuses to agree to the addition of the country(ies) proposed by PARI within thirty (30) days of its receipt of such proposal, then PARI shall have the  right to require ALRT to apply for, seek issuance of, and maintain Patent Rights in such country(ies) at PARI’s expense, and ALRT shall promptly comply with the foregoing.  In all cases, the license and rights granted to PARI hereunder shall include the rights to all such additional country(ies).

(iii)
Expenses of Patent Rights Prosecution.  Subject to Section 3.1 (ii), during the term of this Agreement ALRT shall pay all fees and costs incurred by ALRT in connection with the Patent Rights, including, without limitation, attorney fees relating to the filing, prosecution, and maintenance of such Patent Rights.  In addition to any other rights or remedies that PARI may have, in the event that ALRT fails to pay for the filing, prosecution or maintenance of such Patent Rights or any portion thereof, or otherwise fails to prosecute the Patent Rights in the United States or in any country included in the Protection Countries, PARI shall have the right, but not the obligation, to do so, and ALRT shall reimburse PARI for all costs and expenses incurred in connection therewith.

Section 3.2                      Section 3.2Exceptions to Exclusivity.  ALRT will only market, distribute, sell, license, divest, transfer rights with respect to the Products (i) for or with PGB Medical LLC ("PGB")  in connection with the Monitoring/Marketing Agreement dated as of April 18, 2009  between ALRT and PGB  whereby PGB will market ALRT's  Monitoring services  using the CHC Units and the Connectivity for use only with compressor nebulizers manufactured solely by Vega Technologies Inc. in China, to medical dealers, dealer networks and other persons  on a worldwide basis and will negotiate reimbursement for health care providers utilizing ALRT's  Monitoring  services  and (ii) for or with Aspen in connection with the rights granted to it to market ALRT's Monitoring services utilizing the Connectivity, together with an "Aspen" nebuliser  compatible with the CHC Unit, in Argentina, Bolivia, Brazil, Mexico, Peru, Paraguay and Uruguay.  The activities of PGB Medical and Aspen set forth in the previous sentence shall not be deemed a violation of Section 3.1 of this Agreement.  ALRT acknowledges and agrees that neither PGB Medical’s rights nor Aspen’s rights shall be renewed upon their expiration or sooner termination or expanded in scope.

Section 3.3                     Due Diligence; Cooperative Marketing Efforts.  PARI agrees to use commercially reasonable efforts to bring the Products to market through the PARI Network and attain maximum commercialization of the Products. PARI shall be responsible for promoting and marketing the Products in accordance with the terms and conditions herein at its own expense.

Notwithstanding the foregoing, ALRT shall assist PARI with the marketing of the Products as follows:

(a)
Presentations.  Upon PARI’s request from time to time during the Term, a principal officer or a knowledgeable employee of ALRT shall make himself/herself available to make four (4) formal presentations per year concerning the Products, the Intellectual Property Rights and any research findings related thereto at no charge, provided that PARI shall pay all reasonable travel expenses relating thereto that have been pre-approved by PARI prior to such expenses being incurred.  To the extent PARI desires ALRT to make more than four presentations, ALRT shall do so on the same basis provided that if ALRT does not have the staff available for such presentations it may use qualified and knowledgeable consultants and its reasonable out of pocket expenses, including the fees and expenses of such consultants, each of which will require pre-approval from PARI in writing, shall be reimbursed to ALRT by PARI.

(b)	Scientific Papers. ALRT and PARI shall work together concerning any materials that are to be published that relate to the Products or the Intellectual Property Rights.

(c)
Miscellaneous.  Upon PARI’s request, from time to time during the term of this Agreement, ALRT shall assist PARI, at PARI’s expense, with any marketing, advertising, or promotional matters that relate to the Products or the Intellectual Property Rights.

Section 3.4                     Marketing Plan.  All marketing efforts shall be the sole responsibility of PARI, provided, however, ALRT shall provide reasonable assistance to PARI during the term to formulate and execute an appropriate plan and timeline for marketing efforts relating to the Products.

           Section 3.5                      Sublicensees.  PARI shall have the right to grant sublicenses under this Agreement to Affiliates but not to any Affiliate that is in the business of providing remote health monitoring services in competition with ALRT; provided that such sublicenses shall comply with the terms of this Agreement.  Otherwise, all such sublicenses shall only be allowed with the prior written consent of ALRT, which consent shall not unreasonably be withheld.

           Section 3.6                      Use of Names.  Except as otherwise authorized in writing by the parties, nothing contained in this Agreement shall be construed as granting any right to either party or any of its Affiliates to use in advertising, publicity or other promotional materials the other party’s name or logo without prior written  consent, which consent shall not unreasonably be withheld.

           Section 3.7                      Disclosure of Intellectual Property Rights.   Following the execution of this Agreement by the parties, ALRT shall promptly deliver to PARI, or provide PARI with copies of: (i) any and all Intellectual Property Rights requested by PARI, and (ii) any and all ALRT know-how requested by PARI in sufficient detail in order for a reasonably-skilled person to practice such know-how included in the Intellectual Property Rights as contemplated in this Agreement.

           Section 3.8                      Trademark Licenses.  ALRT agrees to and hereby grants to PARI, its Affiliates and permitted sublicensees a limited license to the ALRT trademarks and goodwill used in connection with the Connectivity, the CHC Unit and the Software for no additional consideration as needed to support the commercialization of Products contemplated hereunder.

           Section 3.9                      Development and Commercialization Obligations.  As between the parties, PARI shall solely control and retain final decision-making authority with respect to the product requirements for Products and all other development and commercialization activities relating to the Products, including, without limitation, all packaging, colors, labeling and promotional materials.  To facilitate communication between the parties with respect to the foregoing, each party will assign at least one (1) of its employees involved in the development and commercialization of the Products and/or Intellectual Property Rights as contemplated hereunder to serve as a regular member of a Joint Development and Commercialization Committee (the “Committee”). The Committee shall discuss the general development activities for Products and/or the Intellectual Property Rights; provided, however, the parties acknowledge that PARI shall retain the control and final decision-making authority. At meetings of the Committee the representative of ALRT shall be kept updated as to the progress of PARI in carrying out its mandate as described in sec 3.3 above.  Notwithstanding anything to the contrary in this Agreement, ALRT shall be responsible to use commercial reasonable efforts to determine and obtain insurance Reimbursement for its Monitoring, provided, however, that, subject to the provisions of Section 3.2, ALRT shall be permitted to contract for such obligations to be performed with PGB or with another expert selected after consultation with PARI.

           Section 3.10                    Regulatory Matters.

(a)
With respect to the Connectivity, the CHC Unit and the Software, ALRT shall control all regulatory activities in accordance with this Section 3.10; provided that ALRT shall (v) consult with PARI with respect to the regulatory strategy related to any Product or any component thereof and otherwise keep PARI reasonably involved in good faith discussions with respect to such activities, (w) provide PARI with copies of correspondence received from and to be provided to, regulatory authorities concerning any Product or any component, (x) consider in good faith all reasonable suggestions and comments provided by PARI with respect to such correspondence and other communications with regulatory authorities, and specifically, use best efforts to allow PARI reasonable advance opportunity to comment on those portions of the initial submissions and subsequent amendments with respect to the regulatory approvals related to any Product or any component thereof, (y) use best efforts to respond to all requests for information received from regulatory authorities with respect to any Product or any component thereof in a timely and complete manner, and (z) not voluntarily take any action or fail to take any action which would be reasonably likely to have an adverse effect on the development of any Product and related approvals.  ALRT hereby gives PARI the full right to access, use and reference

(and provide PARI with copies of) all regulatory applications and approvals that ALRT obtains, directly or indirectly, with respect to the Connectivity, the CHC Unit and the Software, including, but not limited to, 510(k) approvals.

(b)	PARI shall control all regulatory activities relating to its medical devices and systems and shall own all regulatory approvals relating to the forgoing.

           Section 3.11                    Software Associated with Products.  Provided that  the USB - Serial adapter used in connection with the  Products and the  Software is either (x) commercially available, (y) as described on Schedule 4, or (z) prescribed  or approved by ALRT, such approval not to be unreasonably withheld, delayed or conditioned, ALRT shall provide the following support to PARI, the PARI Network, the physicians and patients who have purchased or obtained a CHC Unit and/or the Monitoring, and PARI’s customers with respect to all Software associated with the Products:

(a)
Implementation.  ALRT agrees to provide personnel, its expertise and the professional, technical and project management services as are necessary to manage the administration and operation of the Software as used in connection with Products, including offering a complete hosting environment for the Software (from servers to backup technology).  All Software shall at all times comply with all applicable laws and regulations, including, but not limited to HIPPA, COPPA and similar requirements. To the extent PARI recommends any modifications to the Software as used in connection with the CHC Unit and/or the Connectivity, ALRT shall use commercially reasonable efforts to implement such recommended modifications.

(b)	Product Developments. ALRT shall from time to time provide PARI with such up-to-date information concerning the Software as ALRT has available and as PARI may from time to time reasonably request.

(c)
Support and Training. Upon request, ALRT shall make available to PARI (at such time and place as agreed to by the parties) one or more suitably qualified employees of ALRT for training PARI employees in matters relating to the Software, including without limitation installation, support and operation with Products. The duration, location, and other aspects of the training, as well as the number of PARI employees to be trained, shall be determined by mutual agreement.

(d)
Maintenance.  ALRT agrees to provide bug-fixes, patches and other updates with respect to the Software for so long as a subscription for Monitoring activated through the physicians and/or patients to whom PARI sells the CHC Unit via the PARI Network endures and otherwise as PARI may from time to time reasonably request.  ALRT shall further correct any errors or defects in the Software that cause it not to operate properly with the Products, as well as any errors or defects in the documentation that render such documentation inaccurate, erroneous or unreliable.

(e)
Warranty. ALRT shall warrant the operation of the Software, in its original unaltered form, against system failures, error or bugs. This warranty shall include, with respect to system failures, errors or bugs, ALRT using its best efforts to promptly correct any such failures, errors or bugs, to supply the correction in a timely fashion, and to answer all questions that any physician, patient, any person in the PARI Network or PARI may have regarding such failures, errors or bugs.

Section 3.12                   Trial Period.  As soon as practicable after the Effective Date, ALRT will supply PARI, upon request, up to 150 CHC Units and modems, without charge except for shipping costs.  At any time thereafter, in PARI’s sole discretion, PARI may place an order (the “Initial Order”) for the manufacture of CHC Units pursuant to Section 6.1.  The placement of such Initial Order shall indicate the end of the Trial Period.

Section 3.13                   Monitoring.  ALRT agrees to provide the Monitoring at no charge for up to 90 days until reimbursement for the Monitoring is provided. To that extent, if a physician, patient or customer does not receive reimbursement within such 90 day period after having filed for reimbursement and such physician, patient or customer has paid the Monitoring services fee to ALRT or its agents, ALRT agrees, and shall cause its agents, to promptly refund the payment of any Monitoring services fee made by any such physician, patient or customer, as applicable, and, upon confirmation from the physician, patient or customer, as applicable, that there is no reimbursement and after consultation with PARI, ALRT shall be permitted to cancel the Monitoring services for such physician, patient or customer, as applicable. PARI shall be permitted to make statements and representations regarding the foregoing to physicians, patients and customers.

ARTICLE 4
LICENSE FEE AND PAYMENTS

           Section 4.1                      License Fee.  PARI shall pay to ALRT a non-refundable up-front payment of Five Thousand Dollars ($5,000) within thirty (30) days from the Effective Date of this Agreement.

           Section 4.2                      Payments.  In partial consideration for PARI’s efforts to commercialize the CHC Units through the PARI Network in the United States, ALRT shall pay, or cause a third party such as Health ALRT, LLC to pay on its behalf to, PARI the following amount (the “Individual Subscription Amount”) for each month of active subscription for Monitoring that has been activated through the physicians and/or patients to whom PARI sells the CHC Units in the United States and in respect of whom ALRT, directly or indirectly, receives a Monitoring service fee for such month: Option 1 - ~~five United States dollars (USD$5.00)~~ and Option 2 - ~~three United States Dollars and fifty cents (USD$3.50)~~ as long as there is no reimbursement code established for the CHC Unit by a governmental agency and once such reimbursement code has been established, the amount shall be three United States Dollars (USD$3.00).  All payments of the Individual Subscription Amounts shall continue for the entire duration of such active subscription, including with respect to any renewals of subscriptions after the expiration or termination date of this Agreement provided the CHC Unit being used was originally sold by the

PARI Network (or a replacement unit in case of defect or warranty issues).  As to each other country, the payment amount shall be determined by mutual agreement of the parties on a country by country basis based on PARI’s role and support but in no event shall payment be less than the Individual Subscription Amount applicable for the United States.

Section 4.3.                    Adjustments to Individual Subscription Amounts.  The payment by ALRT of the Individual Subscription Amounts to PARI is based on the assumption that ALRT or its agent will receive a Monitoring services fee of  $30 per month per patient (or the equivalent if such fee is based on a frequency other than monthly). The payment of the Individual Subscription Amounts to PARI shall be subject to adjustment as follows:

(a)
if the Monitoring services fee charged by ALRT (or its agent) is more than $30 per month per patient (or the equivalent if the Monitoring services fee is based on a different frequency), then, in the case of Option 1, the Individual Subscription Amount shall be 16.67% of the Monitoring services fee, and in the case of Option 2, the Individual Subscription Amount shall be the sum of (i) 10% of the Monitoring services fee plus (ii) $0.50 as long as no reimbursement code for the CHC Unit has been established by a governmental agency; provided, however, that any increase in the Monitoring services fee as a direct result solely of (x) the increased cost of the outsourcing in case of Option 2 in excess of $5.00 or (y) any add-ons to the Services, such as dial-up modems or other disbursements or out-of-pocket expenses of ALRT requested and agreed to by PARI or (y), shall not give right to an increase of the Individual Subscription Amount; and

(b)
if  the Monitoring services fee charged by ALRT (or its agent) is less than $30 per patient per month (or equivalent if the  Monitoring services fee is based on a different frequency), then the Individual Subscription Amount shall be as set forth in Section 4.2, unless otherwise agreed to by the parties in writing.

Further, if any Monitoring services fee received by ALRT or its agent shall be cancelled and recovered by the payer from ALRT or its agent, as applicable, then ALRT shall have the right to recover from PARI the payment made to PARI in respect of such cancelled fee.

Section 4.4. Frequency of Payments. If ALRT's  Monitoring services fee is based on a  payment frequency of services by ALRT other than monthly, then the payment to PARI shall be adjusted and calculated based on the same frequency as applies to ALRT's Monitoring services and in an amount equiva  lent to the monthly Individual Subscription Amounts payment provided herein to be paid to PARI, provided, however, that notwithstanding the foregoing, payments of the Individual Subscription Amounts shall be made by (or on behalf of) ALRT to PARI no less frequently than quarterly even if the payment frequency of the Monitoring services fee is for a longer period of time.

Section 4.5                     Recognition of Payments, Statements, and Audit Rights.  The payment of the Individual Subscription Amounts set forth herein shall accrue upon the activation of an individual patient’s and/or physician’s subscription to Monitoring through the physicians to whom PARI sells the CHC Unit via the PARI Network, and shall be paid monthly to PARI on the fifteenth (15th) day of the month following the end of each preceding calendar month or on the 15th day after the end of the period in respect of which the payment is being made pursuant to Section 4.4 above (but in such case no less frequently than quarterly). Each payment hereunder shall be accompanied by a written report certified by an executive officer with respect to the payments due to PARI pursuant to this Agreement in respect of the preceding calendar month, which shall set forth the following information:

(i)	number of subscriptions for Monitoring activated through the physicians and/or patients to whom PARI sells the CHC Units via the PARI Network;

(ii)	total billing for subscriptions for Monitoring activated through the physicians and/or patients to whom PARI sells the CHC Units via the PARI Network; and

(iii)	total payment due.

Furthermore, ALRT agrees to maintain detailed and accurate records sufficient to substantiate the calculation of payments made hereunder during the Term and otherwise for so long as a subscription for Monitoring activated through the physicians and/or patients to whom PARI sells the CHC Unit via the PARI Network endures.  During such time period, PARI or its designee may, from time to time, inspect such records and all other books and records of ALRT (and its agents) related to the Intellectual Property Rights to verify the accuracy of payments made hereunder; provided, however, that ALRT shall receive at least two (2) business days prior written notice of such inspections, and such inspections shall take place at ALRT’s offices during ALRT’s regular business hours.  In addition, PARI and its representatives shall at all times be granted access to appropriate portions, subject to compliance with all applicable laws, of ALRT’s (and its agents’) database to verify usage of the Monitoring.  PARI or its designee shall bear all costs of such inspections, unless a particular audit reveals an underpayment of 5.0% or more of the amount that should have been paid to PARI for the period audited, in which case ALRT shall bear the expense of such audit.  In the event of any underpayment, ALRT shall promptly remit to PARI all amounts due plus interest at a rate of the lesser of (i) one-and-one-half percent (1 ½%) per month from the date the discrepancy occurred; or (ii) the maximum amount allowed by applicable law.

ARTICLE 5
OWNERSHIP AND PROTECTION OF
INTELLECTUAL PROPERTY RIGHTS

           Section 5.1                     Ownership.  Nothing in this Agreement or in PARI’s use of the Intellectual Property Rights shall grant PARI any rights other than the rights expressly licensed hereunder.  PARI acknowledges ALRT’s ownership in the Intellectual Property Rights.  The parties acknowledge and agree that PARI shall retain ownership of its medical devices, systems and technologies and all improvements thereto, and that nothing in this Agreement or in the use of such devices, systems and technologies as contemplated by this Agreement shall grant ALRT any rights other than the rights expressly granted hereunder. Each of the parties hereto agrees to execute all necessary documents to effect the other’s ownership in rights granted or arising under this Agreement, if necessary.

           Section 5.2                      Infringement by Third Parties.  If either party learns of any activity by a third party that might constitute infringement or unauthorized use of the Intellectual Property Rights, or if any third party asserts that PARI’s, an Affiliate of PARI’s, or a sublicensee’s use or manufacture of the Products constitutes unauthorized use or infringement, such party shall so notify the other party in writing within thirty (30) days of its discovery and the parties will discuss appropriate causes of action. ALRT shall have the first right to bring, at its own expense, an infringement action against any third party, holding PARI harmless in such event.  If ALRT does not file an infringement action with respect to such third party activity within thirty (30) days of the written notice, then PARI shall be entitled to bring such infringement action at its own expense.  The party conducting an action hereunder shall control the conduct of the infringement litigation.  Each party hereto shall make reasonable efforts to assist the other party, at such other party’s expense, with any action or litigation resulting from such activity, including providing such evidence and expert assistance as each party may have within its control.

           Section 5.3                      Claims by Third Parties. If: (a) claims or suits are made against PARI or ALRT by a party asserting ownership of rights in the Intellectual Property Rights and/or Product(s), or any portion thereof; (b) use of a particular element of the Intellectual Property Rights and/or Products by PARI, its Affiliates or sublicensees infringes the rights of such party; or (c) the parties learn that another party has or claims such ownership rights that would or might conflict with the proposed or actual use of the Intellectual Property Rights and/or Product(s), PARI and ALRT will, in any such case, consult with each other on a suitable course of action and agree in writing on how to proceed.

           Section 5.4                      Additional Rights.  Notwithstanding anything to the contrary in this Agreement, if a party reasonably believes that the other party may fail to take any action required with respect to an infringement action described in Section 5.2 or a claim by a third party set forth in Section 5.3 within a reasonable time, then such party shall provide the other party with written notice of such deficiency.  If the party receiving such deficiency notice fails to take the required action within 30 days of the date of such notice, the notifying party shall have the right to thereafter take any such required action and the party having received the notice shall promptly reimburse the notifying party for any costs and expenses incurred with respect to the foregoing.

           Section 5.5                      Recovery of Damages for Infringement by Third Parties.  Any sum recovered in such action or litigation referenced in Section 5.2 or 5.3, whether by way of judgment, settlement or otherwise, shall be used first to reimburse PARI for all direct, out-of-pocket costs and expenses, including reasonable attorney fees, expert witness fees, court costs and the like, incurred in the prosecution or defense of such action or litigation.  If, after such reimbursement, any funds shall remain from such recovery, ALRT shall be entitled to twenty percent (20%) of such funds and PARI shall be entitled to eighty percent (80%) of such funds.

ARTICLE 6
MANUFACTURING AND SUPPLY ACTIVITIES

           Section 6.1                      Manufacturing. During the Term, PARI, its Affiliates and permitted sublicensees shall have the right to manufacture or cause to be manufactured such quantities of the CHC Unit as it requires in connection with its rights under this Agreement. ALRT shall provide such assistance to PARI, its Affiliates and permitted sublicensees in connection with specifications and other terms as PARI shall reasonably request.

           Section 6.2                      Price and Payment.  ALRT agrees to make available ALRT’s proprietary integrated circuit Version 1.13 (" ALR Chip") for manufacture of CHC Units to PARI, its Affiliates and permitted sublicensees.  PARI will order the ALR Chip directly from ALRT’s supplier at a cost as described on Schedule 3, provided, however, that if the CHC Unit receives a reimbursement code from a governmental agency then the parties shall discuss in good faith a reasonable profit margin on the ALR Chip for ALRT taking into account the cost of the ALR Chip and the reimbursement amount. ALRT agrees to sign the authorizations and any and all other documents as may reasonably be required for PARI to order the ALR Chip directly from the supplier.

ARTICLE 7
REPRESENTATIONS, WARRANTIES, DISCLAIMERS,
INDEMNIFICATION, AND LIMITATION OF LIABILITY

           Section 7.1                      ALRT Representations and Warranties.  ALRT represents and warrants to PARI that:

(a)
ALRT is duly authorized to enter into this Agreement and perform its obligations hereunder and the performance of its obligations hereunder does not conflict with or result in a breach of any other agreement to which ALRT, its shareholders, directors or employees is a party;

(b)
Schedule 1 sets forth a true, correct and complete list of (i) all of the Intellectual Property Rights related to the Products that have been filed with the United States Patent and Trademark Office, the United States Copyright Office, or any other national or foreign agency administering formal protection for proprietary rights, and (ii) all material unregistered rights related to the Intellectual Property Rights;

(c)
ALRT exclusively owns the entire right, title, and interest in and to all of the Intellectual Property Rights relating to the Products free and clear from all encumbrances including, without limitation, the exclusive right to use and license the same.  ALRT further represents and warrants that the Intellectual Property

Rights do not infringe or otherwise constitute an unauthorized use of the proprietary rights of any third party;

(d)	the Intellectual Property Rights constitute all of the intellectual property necessary to promote, make, have made, use, distribute and sell the Products, on a worldwide basis;

(f)	no third party has any right, title or interest in or to any of the Intellectual Property Rights relating to the Products with the sole exceptions of PGB Medical and Aspen;

(g)
ALRT has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the trade secrets and know-how included in the Intellectual Property Rights.  ALRT is not nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Intellectual Property Rights;

(h)
neither ALRT nor its Affiliates have never received any Claim alleging that ALRT’s development or use of the Intellectual Property Rights interferes with, infringes, or misappropriates any intellectual property rights of any third party (including any claim that ALRT must license or refrain from using any intellectual property rights of any third party in order to exploit the Connectivity, CHC Unit and/or the Software).

(i)
no third party has interfered with, infringed upon, or misappropriated the Intellectual Property Rights and there are no facts which would form a reasonable basis for any claim of such interference, infringement, or misappropriation;

(j)
no claim is pending or, to the knowledge of ALRT, threatened which challenges the legality, validity, enforceability, use, or ownership of any Intellectual Property Rights, and there are no facts which would form a reasonable basis for any such claim; and

(k)	the exploitation of the Products does not interfere with, infringe upon, or misappropriate, any intellectual property rights of any third party

           Section 7.2                      PARI Representations and Warranties.  PARI represents and warrants to ALRT that (i) PARI is duly authorized to enter into this Agreement and perform its obligations hereunder and the performance of its obligations hereunder does not conflict with or result in a breach of any other agreement to which PARI, its shareholders, directors or employees are a party, and (ii) the PARI Network shall consist of individuals having the proper skill, training and background so as to be able to perform in a competent and professional manner.

Section 7.3                      Indemnification.

(a)
PARI agrees to be responsible for, and to defend, indemnify, and hold ALRT, and any of its parents, successors, shareholders, officers, directors and Affiliates, harmless against any and all claims, actions, suits, liabilities, demands, expenses (including reasonable attorney fees and disbursements), losses, costs, or damages (collectively, “Claims”) actually incurred by ALRT, and any of its parents, successors, shareholders, officers, directors or Affiliates, whether such Claim exists directly between the parties hereto or relates to a third party, arising out of or in connection with:

(i)	the use of the Intellectual Property Rights in a manner that is inconsistent with the terms and conditions of this Agreement;

(ii)	any breach of PARI’s obligations hereunder; and

(iii)	any breach by PARI of its representations and warranties set forth in Section 7.2.

(b)
ALRT agrees to be responsible for, and to defend, indemnify, and hold PARI, and any of its parents, successors, shareholders, officers, directors and Affiliates harmless, against any and all Claims actually incurred by PARI, and any of its parents, successors, shareholders, officers, directors or Affiliates, whether such Claim exists directly between the parties hereto or relates to a third party, arising out of or in connection with:

(i)	the use of the Intellectual Property Rights in a manner that is consistent with the terms and conditions of this Agreement;

(ii)	any breach of ALRT’s obligations hereunder;

(iii)	any failure of or breach by ALRT of the representations and warranties set forth in Section 7.1.;

(iv)	any product liability claim relating to the Connectivity, CHC Unit or Software; and

(v)	a claim of infringement or misappropriation of the proprietary rights of any third party by ALRT or its Affiliates.

           Section 7.4                      Insurance.  Each party shall obtain and carry in full force and effect, commercial product liability insurance which shall protect both parties from any and all claims against them, arising out of or in connection with the Products.  Such insurance shall be underwritten by a reputable insurance company, shall list the other party hereto and its Affiliates as additional named insureds thereunder, and shall require thirty (30) days written notice to be given to the other party prior to any cancellation or material change thereof.  The limits of such insurance shall be in an amount sufficient to satisfy any such claims against the parties, but in no event shall be less than $2,000,000 per occurrence with an aggregate limit of liability of $4,000,000 for personal injury, and a like amount for property damage.  Each party shall provide the other party with a copy of such policy evidencing the same upon request.

           Section 7.5                      Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THE INTELLECTUAL PROPERTY RIGHTS OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.  NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD PARTY CLAIM THAT IS THE SUBJECT OF SECTION 7.3 (INDEMNIFICATION), TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.

ARTICLE 8
TERMINATION AND DEFAULT

           Section 8.1                      Termination.

(a)
Termination for Cause.  If either PARI or ALRT is in breach of any of its obligations under this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice thereof from the other party, the party not in breach shall have the option of terminating this Agreement by giving written notice of termination in accordance with Section 10.8.

(b)
Termination of Agreement by PARI.  PARI may terminate this Agreement for any reason or no reason (i) at any time during the Trial Period by giving written notice to ALRT, in which case this Agreement shall immediately terminate, and (ii) following the Trial Period, upon not less than ninety (90) days’ written notice to ALRT, in which case this Agreement shall terminate on the 90th day.

Section 8.2                     Effect of Termination.  Termination of this Agreement for any reason shall not affect the obligations of the parties accrued prior to the effective date of termination.  In addition, the following obligations of the parties shall survive termination:

(a)
PARI’s right to receive or recover and ALRT’s obligation to make payments accrued as of the effective date of termination or as may become due and payable after the effective date of termination as set forth in Article 4 above;

(b)	Each party’s indemnification rights and obligations set forth in Article 7 above;

(c)	ALRT’s obligation to maintain records hereunder as set forth in Section 4.3 above;

(d)
Each party’s obligation to maintain insurance on behalf of the other party hereto.  Such obligation shall extend for so long as a subscription for Monitoring activated through the physicians to whom PARI sells the CHC Unit via the PARI Network endures.

(e)	The confidentiality obligation of both parties set forth in Article 9; and

(f)           The obligations of both parties set forth in Section 8.5.

Section 8.3                     Events of Default.  Any one of the following shall constitute an Event of Default:

(a)
Either party filing a voluntary petition for bankruptcy, reorganization, or an arrangement under any bankruptcy or insolvency law, or an involuntary petition under any such law being filed against a party hereto and not dismissed within ninety (90) days; and

(b)           Either party making an assignment for the benefit of its creditors.

Section 8.4                     Remedies.  Without limiting other remedies available to the parties at law or equity, upon the occurrence of an Event of Default, either party may, at it option, terminate this Agreement by giving written notice to the other party hereto in accordance with Section 10.8.

Section 8.5                     Discontinuation of Use and Exhaustion of Inventory.  Following the expiration or termination of this Agreement, PARI shall cease making, using, selling or importing, the Products.  Notwithstanding anything to the contrary herein, PARI shall have the right for a period of nine (9) months following the effective date of the termination or expiration of this Agreement to sell from its inventory, any of the Products existing as of the date of expiration or termination, and all payments due PARI hereunder shall be paid in accordance with this Agreement.  In addition, following termination or expiration of this Agreement, PARI shall return all records relating or referring to the Intellectual Property Rights that are in its possession, custody or control.

ARTICLE 9
CONFIDENTIALITY

Section 9.1                     Confidential Information.  During the term of this Agreement, ALRT and PARI may each disclose confidential and/or proprietary information including, but not limited to, each party’s materials, as the case may be, other proprietary materials and technologies, economic information, business or research strategies, trade secrets, know-how and material embodiments thereof (each party’s “Confidential Information”), to the other solely for the purpose of fulfilling each party’s obligations under this Agreement.

Section 9.2                     Confidentiality and Non Use.  During the term of this Agreement, and for a period of five (5) years from the expiration or termination of this Agreement, the recipient shall maintain the disclosing party’s Confidential Information in confidence.  The recipient shall use the disclosing party’s Confidential Information solely for its performance of the obligations hereunder, unless otherwise mutually agreed in writing.

           Section 9.3                      Exceptions to Confidentiality Obligations.  The recipient’s obligations of confidentiality and non-use shall not apply to any information that:

(a)	was in recipient’s rightful possession on a non-confidential basis prior to receipt from the disclosing party;

(b)	is or becomes, through no fault of the recipient, publicly known;

(c)	is furnished to the recipient by a third party without breach of a duty to the disclosing party;

(d)	is independently developed by the recipient without access to the disclosing party’s Confidential Information; or

(e)
such disclosure is required by applicable law, provided that the recipient shall apply for confidential treatment of this Agreement and/or the proposed disclosure to the fullest extent permitted by law, shall provide the disclosing party a copy of the confidential treatment request far enough in advance of its filing, if reasonably practical, to give the disclosing party a meaningful opportunity to comment thereon, and shall use reasonable efforts to incorporate in such confidential treatment request any reasonable comments of the disclosing party.

           Section 9.3                      Return of Confidential Information.  Upon the expiration or termination of this Agreement, each party hereto shall return to the other party, as applicable, all materials or items that contain, embody, or relate to any Confidential Information belonging to the other party, including, without limitation, documents, drawings, software, hardware, databases, electronic information, storage media, samples, and models.  Each party shall return all such materials to the other party within fifteen (15) days of the date of expiration or termination of this Agreement.

           Section 9.4                      Publicity.  Except as required by law or court order, all publicity, press releases and other announcements or disclosures relating to the existence and terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both parties; provided that such publicity, press releases and other announcements shall not disclose any Confidential Information of the other party hereunder and shall give appropriate attribution to the Product(s) and the other party’s role(s) in the projects contemplated herein. Each party shall provide the other party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure. PARI’s contribution to the Products shall be acknowledged in all press releases and any presentations and publications. Either party may disclose the existence of this Agreement and the terms and conditions hereof, without the prior written consent of the other party, as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ), in which case the party seeking to disclose the information shall give the other party reasonable advance notice and review of any such disclosure and shall seek confidential treatment of such information to the extent possible under applicable law.  Notwithstanding anything to the contrary, ALRT shall not issue and press release or other public statement prior to the end of the Trial Period, except with the prior written consent of PARI.

ARTICLE 10
GENERAL PROVISIONS

           Section 10.1                    No Third party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

           Section 10.2                    Independent Contractor Relationship.  At all times the parties to this Agreement will be considered independent contractors and this Agreement will not create an agency, partnership or employment relationship between the parties.  Nothing contained in this Agreement will be construed so as to make ALRT and PARI either partners or joint venturers, or to permit ALRT or PARI to bind the other to any agreement.

           Section 10.3                   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary herein:

(a)	Neither ALRT nor PARI shall assign this Agreement or its rights and obligations hereunder to a third party without the other party’s prior written consent; and

(b)	Either ALRT or PARI may assign this Agreement, without the other party’s consent, to an Affiliate.

           Section 10.4                    Amendments.  No amendment of any provision of this Agreement shall be valid unless the amendment shall be in writing and signed by all parties hereto.

           Section 10.5                      Waivers.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, regardless of whether intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           Section 10.6                      Severability.  Both parties hereby expressly state that it is the intention of neither party to violate any law.  If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

           Section 10.7                    Construction.  The parties have participated mutually in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted mutually by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

           Section 10.8                    Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given:

(a)        upon confirmation of receipt of facsimile or electronic mail;

(b)	one (1) business day following the date sent when sent by overnight delivery; or

(c)	three (3) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

If to ALRT:

ALR Technologies, Inc.
Attention: Sidney Chan
3350 Riverwood Pkwy, Suite 1900
Atlanta, Georgia 30339
Facsimile:  (678) 881-1418

If to PARI:

PARI Respiratory Equipment, Inc.
Attention: Larry Weinstein
2943 Oak Lake Boulevard
Midlothian, Virginia 23112
Facsimile:  (804) 639-7244

Copy to:

McGuireWoods LLP
Attention: Patrick A. De Ridder, Esq.
One James Center
901 E. Cary Street
Richmond, Virginia 23219-4030
                        Facsimile:  (804) 698-2221

           Section 10.9                    Governing Law. This Agreement, and all disputes arising out of or related thereto, shall be governed by and construed under the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.  Any action arising from or relating to this Agreement or the conduct of the parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the Eastern District of Virginia.

           Section 10.10                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           Section 10.11                  Headings.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 10.12                  Survival.  Articles 1, 4, 5, 7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement, regardless of the cause for termination.

           Section 10.13                  Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any prior understandings, agreements, covenants, warranties, or representations by or between the parties, written or oral.

           Section 10.14                  Legal Counsel.  ALRT hereby acknowledges that it has had the opportunity to seek and has obtained independent tax and legal advice from attorneys of ALRT’s choice with respect to the advisability of executing this Agreement.

[Signatures on following page]

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ALR TECHNOLOGIES, INC.

By:           SIDNEY CHAN                                           9/18/09
                Name:           Sidney Chan
                Title:           President & CEO

PARI RESPIRATORY EQUIPMENT, INC.

By:           LAWRENCE WEINSTEIN                          9/11/09
                Name:           Lawrence Weinstein
                Title:           VP, POA

SCHEDULE 1

LIST OF PATENT RIGHTS

I.           PATENT RIGHTS ASSOCIATED WITH THE CHC UNIT
Country	Title	Serial Number	Filing Date
US	Medical Reminder Device Suited for Use with Nebulizers	11/351,432	02/10/2006

II.           PATENT RIGHTS ASSOCIATED WITH THE CONNECTIVITY
Country	Title	Serial Number	Filing Date
US	Medical Reminder Device Suited for Use with Nebulizers	11/351,432	02/10/2006

US	Patient Care Coordination System Including Home Use of	Doc 09041	07/27/2009
Medical Apparatus (Primarily the Software System, but some
Coverage of connectivity may be possible)

III.           PATENT RIGHTS ASSOCIATED WITH THE SOFTWARE
Country	Title	Serial Number	Filing Date
US	Patient Care Coordination System Including Home Use of	Doc 09041	07/27/2009
Medical Apparatus

SCHEDULE 2

LIST OF COUNTRIES FOR PATENT PROTECTION

Application Serial Number 11/351,432 has all pending claims allowed and will issue in the final quarter of 2009.  This application cannot be filed in any other countries.

The application identified as Doc 09041 has been filed in the United States as a US Provisional Patent Application.  This application can be filed as a PCT application by 07/27/2010 and will be eligible for filing in other countries thereafter

Additional countries where ALRT will seek for patent protection:

-                      Australia
                           -Brazil
                           -Canada
                           -China
                           -France
                           -Germany
                           -Italy
                           -Japan
                           -United Kingdom

SCHEDULE 3

COST
Product: Constant Health Companion BOM

Item	Usage	USDe U/P with Scrap	USD Amount
100 ohm (0805)	1	0.00107	0.00107
150 ohm (0805)	2	0.00107	0.00213
680 ohm (0805)	2	0.00107	0.00213
4K7 ohm (0805)	4	0.00107	0.00426
10K ohm (0805)	1	0.00107	0.00107
15K ohm (0805)	1	0.00107	0.00107
39K ohm (0805)	1	0.00107	0.00107
56K ohm (0805)	9	0.00107	0.00959
120K ohm (0805)	2	0.00107	0.00213
270K ohm (0805)	1	0.00107	0.00107
1.8M ohm (0805)	1	0.00107	0.00107
CHIP CAP 20P (0805)	1	0.00386	0.00386
CHIP CAP 820P (0805)	2	0.00386	0.00773
CHIP CAP 0.1uF (0805)	10	0.00386	0.03864
GOLD CAP 0.33F	1	0.47969	0.47969
1N4148	11	0.00799	0.08794
CRYSTAL 32.768KHZ	1	0.04131	0.04131
TRAN. 2222A	1	0.01599	0.01599
TRAN. 3906	2	0.01332	0.02665
TRAN. 3904	2	0.01332	0.02665
BAR43FILM	5	0.04264	0.21320
BU4325F	1	0.09994	0.09994
74HC00N	1	0.09860	0.09860
EEPROM 24LC02	1	0.09194	0.09194
OKI MCU MSM63188A-607 (DICE)	1	0.00000	0.00000
BSI SRAM 32K X 8 (BS62LV256SC)	1	0.88343	0.88343
PCB (OLD VERSION)	1	0.46903	0.46903
DB9 FEMALE CONNECTOR	1	0.17589	0.17589
BATTERY INSULATION RING	1	0.00666	0.00666
T704 STN LCD	1	0.97137	0.97137
TACT SWITCH	3	0.03065	0.09194
RESET KEY	1	0.00933	0.00933
SLIDE SWITCH	1	0.03864	0.03864
CR2032 LITHIUM BATTERY - "SONY"	1	0.17589	0.17589
ZEBRA CONNECTOR	1	0.01865	0.01865
BUZZER 27 MM	1	0.03331	0.03331
TOP CABINET (3 SILKSCREEN)	1	0.20387	0.20387
BOTTOM CABINET	1	0.13724	0.13724
BATTERY DOOR	1	0.03864	0.03864
SLIDE SWITCH HOLDER	1	0.03864	0.03864
SMALL KEY TOP (1 SILKSCREEN)	2	0.06796	0.13591
LARGE KEY TOP (2 SILKSCREEN)	1	0.08661	0.08661
BACK HOOK	1	0.03864	0.03864
BACK BASE	1	0.06662	0.06662
COVER FOR BACK BASE	1	0.03864	0.03864
LENS	1	0.15856	0.15856
BATTERY PLATE +	1	0.01865	0.01865

BATTERY PLATE -	1	0.01732	0.01732
WEIGHT	1	0.02132	0.02132
CUSHION	4	0.00666	0.02665
WIRE	2	0.00187	0.00373
M2 NUT	1	0.00613	0.00613
SCREW 2 X 5.0 PMT	1	0.00693	0.00693
SCREW PA 1.7 x 5 mm	9	0.00133	0.01199
SCREW PB 2 x 6 mm	4	0.00160	0.00640
SCREW PB 2.3 x 4 mm 6.0 HEAD	2	0.00133	0.00266
USB CABLE	1	4.38000	4.38000
BATTERY SEPARATOR SHEET	1	0.01079	0.01079
GIFT BOX for CHC	1	0.29448	0.29448
INSTRUCTION MANUAL (A4, 1C+1C)	1	0.04131	0.04131
TRAY - BOTTOM for CHC	1	0.10793	0.10793
TRAY - TOP for CHC	1	0.10793	0.10793
INNER CARTON for CHC	0.1	0.32379	0.03238
OUTER CARTON for CHC	0.05	0.66624	0.03331
		Total	10.21

Material Cost with Scarp	10.21
Manufacturing Cost & Overhead	6.19
Total Cost in USD FOB HK	16.40	(Testing jig and testing time cost not included)

Remarks:
1. Total cost DOES NOT include OKI IC Cost
2. Total cost INCLUDES USB-Serial Adaptor & Cable Cost @ US$4.38
3. CHC Minimum Order Quantity is 4,000pcs

SCHEDULE 4

USB-SERIAL ADAPTER

1.	MCU Supplier

Manufacturer: OKI

IC Part: OKI MCU MSM63188A-XXXWA (DICE)

Unit Price:  First 50K: US$1.23/pc (include freight charge and scrap)
                                After 50K: US$1.41/pc (include freight charge and scrap)

2.         USB-Serial Adaptor

IC Supplier: ALRT Custom Chip provided by Prolific Technology Inc.

OS support: WIN XP, Vista 32 & 64 bit, Win 7 32 & 64 bit

Adaptor Manufacturer: China

Accessory: Each USB-Serial Adaptor includes an extension USB cable

Colour and housing: White with ALRT and CHC wording engraved.

Feature:  Connect with CHC or other ALRT approved peripherals for data exchange.

Order:  Minimum 4,000 per order.

Unit Price: USD5.72/pc